Exhibit 99.1

Rosetta Resources Inc. Announces 2015 First Quarter Financial and Operational Results

•	Increased total daily oil equivalent production volumes by 21 percent versus the first quarter 2014
•	Provided early results of enhanced, long lateral South Gates Ranch well with a 7-day initial production rate of 6,400 Boe/d or 800 Boe per 1,000 foot of lateral
•	Successfully drilled three upper Eagle Ford test wells at Gates Ranch
•	Continued to improve Delaware Basin well results with three Wolfcamp ‘A’ bench completions
•	Reaffirmed corporate credit facility borrowing base of $950 million and commitment amount of $800 million

HOUSTON, May 4, 2015 (GlobeNewswire) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today reported adjusted net income (non-GAAP) for the first quarter 2015 was a loss of $8.6 million, or $(0.13) per diluted share, versus adjusted net income of $45.6 million, or $0.74 per diluted share for the same period in 2014. The decrease in adjusted net income was primarily driven by lower commodity prices. Net income for the quarter, which included a non-cash impairment of $798.1 million, was a loss of $539.7 million, or $(8.42) per diluted share, versus net income of $35.2 million, or $0.57 per diluted share, in 2014. Adjusted EBITDA (non-GAAP) was $104.8 million in the first quarter of 2015, compared to $163.8 million in the first quarter 2014. A summary of the adjustments made to calculate adjusted net income and adjusted EBITDA is included in the attached “Non-GAAP Reconciliation Disclosure” tables.

“The Rosetta team carried out our first quarter financial and operational programs with discipline and excellence,” said Jim Craddock, Rosetta's Chairman, CEO and President.  “As we progress through 2015 we will utilize our free cash flow and ample liquidity to continue to explore opportunities to innovate and optimize our operations in order to remain an efficient low cost operator and deliver strong economic returns.”

2015 First Quarter Results

Production for the quarter averaged 66 thousand barrels of oil equivalent per day (“MBoe/d”), an increase of 21 percent from the same period in 2014 and toward the high end of the 64 – 67 MBoe/d first quarter 2015 guidance range. The decline in production volumes from the 73 MBoe/d in the fourth quarter 2014 is attributable to the Company’s election to manage completion activity to preserve future value given the current commodity price down cycle. Oil production in the first quarter averaged 18 thousand barrels per day, an increase of 14 percent from 2014. Natural gas liquids (“NGLs”) daily production also increased by 20 percent compared to the prior year first quarter.

Revenues for the first quarter of 2015 were $173.1 million compared to $214.6 million for the same period in 2014.  First quarter revenues excluding unrealized derivative losses were $187.8 million in 2015 and $230.4 million in 2014.  A summary of the Company’s quarterly production results and average sales prices by commodity is included in the attached “Summary of Operating Data” table.

Lease operating expense (“LOE”), including workovers and insurance expense, for the first quarter was $3.69 per Boe, a 15 percent increase on a per-unit basis due to lower volumes in the first quarter, but flat compared to fourth quarter on an absolute dollar basis. Similarly, treating and transportation expense increased by nine percent on a per-unit basis versus the prior quarter to $4.13 per Boe, but decreased five percent on an absolute dollar basis. Overall, total cash production costs for the first quarter were five percent lower than the fourth quarter 2014 and below the first quarter guidance range. A summary of the Company’s first quarter operating costs on a per-unit basis is included in the attached “Summary of Operating Data” table.

Operational Update

In the first quarter of 2015, Rosetta made capital investments of approximately $151.5 million.  The Company drilled or participated in a total of 16 gross wells and completed 23 gross wells, of which 19 were placed on production. The first quarter capital spend included approximately $132.2 million for drilling and completion activities and $19.3 million of other capital expenses including leasehold, capitalized interest and geological and geophysical costs.

EAGLE FORD

Daily production from the Eagle Ford was 58.4 MBoe/d in the first quarter, an increase of 17 percent from the same period in 2014. Capital spending included $67.8 million for drilling and completion activity. During the quarter, three wells were drilled and 14 completed, of which 11 were brought on production. At the end of the quarter, 44 drilled wells were awaiting completion, down from 55 at year end 2014. Late in the first quarter, Rosetta completed three Gates Ranch wells utilizing new frac designs with additional proppant and tighter cluster spacing. The initial well using these new design methods is detailed in the table below:

Well Name	Rosetta WI, %	Bench / Lateral Length	# Frac Stages	Gross 7-Day IP Boe/d	Gross 7-Day IP per 1,000 ft Boe/d	Liquids % (Condensate/ NGLs)
Gates Ranch 28-19H	100	LEF / 8,000 ft	40	6,413	802	20 / 38

The Company plans to continue to optimize its well completion design and test various other opportunities in 2015 including infill wells, upper Eagle Ford potential, and the re-fracking of previously completed wells.

PERMIAN BASIN

Rosetta’s production from the Permian averaged approximately 7.3 MBoe/d in the first quarter, an increase of 70 percent from the same period in 2014. Capital spending included $64.4 million for drilling and completion activity. During the quarter, six gross operated horizontal wells were drilled while three gross operated horizontal wells were completed and brought on production.

In Reeves County, the Company advanced its Wolfcamp horizontal program with the completion of three operated Wolfcamp ‘A’ wells, as detailed in the table below:

Well Name	Rosetta WI, %	Bench / Lateral Length	# Frac Stages	Gross 30-Day IP Boe/d	Gross 30-Day IP per 1,000 ft Boe/d	Oil %
Black Jack 16 8H	100	WC A / 4,400 ft	17	1,101	250	73
Billy Miner 27 2H	99.5	WC A / 4,200 ft	18	1,080	257	74
Billy Miner 27 9H	99.5	WC A / 4,800 ft	22	1,307	272	72

When averaged, these wells had a peak 30-day initial production rate per 1,000-foot lateral of 260 Boe/d. The Company also participated in five Wolfcamp horizontal wells completed and brought on production by other operators in Reeves County during the quarter, all targeting the Wolfcamp ‘A’ bench. At the end of the quarter, 18 drilled horizontal wells were awaiting completion, up from 15 at year end 2014. The Company expects to drill two and complete four gross operated horizontal wells during the remainder of 2015.

Financing and Derivatives Update

On April 21, the Company’s Senior Revolving Credit Facility (“Credit Facility”) borrowing base and elected commitment amount were reaffirmed at $950 million and $800 million, respectively. As of May 1, 2015, Rosetta had no borrowings outstanding and the full $800 million commitment amount available for borrowing under the Credit Facility giving Rosetta a total liquidity position of $821 million.

At April 28, 2015, Rosetta’s notional volumes hedged equated to approximately 75% of its projected 2015 oil equivalent production and 25% of its projected 2016 production. As of March 31, 2015, the Company’s commodity hedged positions had a mark-to-market value of roughly $272 million. The attached “Derivatives Summary” table outlines the Company’s overall commodity derivatives position as of April 28, 2015.

Outlook

Rosetta expects to deliver second quarter production in the range of 57 – 60 MBoe/d and spend approximately $55 million in capital investments. The Company’s full year capital guidance of approximately $350 million, excluding acquisition capital, remains unchanged from the previous estimate. The remainder of 2015 capital program is based on drilling eight to ten and completing 18 to 20 gross operated horizontal wells. Based on the planned capital level, Rosetta reiterates the full year 2015 production range of 58 – 62 MBoe/d.  The average oil ratio is expected to be approximately 27 percent in 2015 with total liquids estimated at 63 percent. A summary of the Company's cost per-unit expense guidance for the second quarter and full year 2015 is outlined in the attached "Summary of Guidance" table.

Conference Call Information

Rosetta Resources will host a conference call and webcast to discuss its first quarter results on Tuesday, May 5, 2015 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Participants can call (877) 293-5486 or listen live over the Internet via the Company website at www.rosettaresources.com. An audio replay will be available from May 5, 2015, 2:00 p.m. Central through May 12, 2015, 11:59 p.m. Central, by dialing (855) 859-2056, or for international (404) 537-3406, and entering conference code 22165694. A replay of the conference call may also be found on the Company's website listed above.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore unconventional resource plays in the United States of America.  The Company owns positions in the Eagle Ford area in South Texas and in the Permian Basin in West Texas.  Rosetta is based in Houston, Texas.

[ROSE-F]

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, including the acceleration or deceleration thereof, production rates and guidance, proven reserves, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak oil, natural gas, and NGL prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and forecasts will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil, liquids and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; cyber-attacks; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas, including the Permian; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain and hire skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability and cost of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions; industry trends; and other factors detailed in the Company's most recent Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

References to quantities of oil, NGLs or natural gas may include amounts that the Company believes will ultimately be produced, but are not yet classified as “proved reserves” under SEC definitions. We use the term "net risked resource potential" to describe the Company's internal estimates of volumes of natural gas and oil that are not classified as proved developed reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  Estimates of net risked resource potential are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of not being realized by the Company.  Estimates of net risked resource potential may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

Investor Contact:

Antoinette D. (Toni) Green
Vice President, Investor Relations & Strategy
Rosetta Resources Inc.
info@rosettaresources.com

Blake F. Holcomb
Investor Relations Manager
Rosetta Resources Inc.
info@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,127	$34,397
Accounts receivable	92,471	117,070
Derivative instruments	210,324	221,250
Prepaid expenses	9,107	8,142
Other current assets	4,249	3,535
Total current assets	325,278	384,394
Oil and natural gas properties using the full cost method of accounting:
Proved properties	5,518,122	5,337,537
Unproved/unevaluated properties, not subject to amortization	521,842	550,979
Gathering systems and compressor stations	286,867	285,989
Other fixed assets	34,087	34,339
	6,360,918	6,208,844
Accumulated depreciation, depletion and amortization, including impairment	(3,332,570)	(2,434,003)
Total property and equipment, net	3,028,348	3,774,841
Other assets:
Debt issuance costs	25,731	25,741
Deferred tax asset	85,385	—
Derivative instruments	61,645	65,419
Other long-term assets	68	272
Total other assets	172,829	91,432
Total assets	$3,526,455	$4,250,667
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$179,339	$179,353
Royalties and other payables	64,802	98,972
Deferred income taxes	72,565	72,445
Total current liabilities	316,706	350,770
Long-term liabilities:
Long-term debt	1,840,000	2,000,000
Deferred income taxes	—	207,854
Other long-term liabilities	27,495	22,930
Total liabilities	2,184,201	2,581,554
Commitments and Contingencies (Note 9)
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2015 or 2014	—	—
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 74,684,429 shares and 62,306,601 shares at March 31, 2015 and December 31, 2014, respectively	75	62
Additional paid-in capital	1,405,916	1,192,836
Treasury stock, at cost; 801,651 shares and 788,493 shares at March 31, 2015 and December 31, 2014, respectively	(27,702)	(27,414)
Accumulated other comprehensive loss	(224)	(234)
(Accumulated deficit) retained earnings	(35,811)	503,863
Total stockholders' equity	1,342,254	1,669,113
Total liabilities and stockholders' equity	$3,526,455	$4,250,667

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Oil sales	$62,517	$131,677
NGL sales	25,895	55,295
Natural gas sales	37,229	51,379
Derivative instruments	47,503	(23,785)
Total revenues	173,144	214,566
Operating costs and expenses:
Lease operating expense	21,822	19,521
Treating and transportation	24,414	20,677
Taxes, other than income	8,679	10,206
Depreciation, depletion and amortization	100,757	74,775
Impairment of oil and gas properties	798,133	—
Reserve for commercial disputes	9,200	—
General and administrative costs	21,920	19,538
Total operating costs and expenses	984,925	144,717
Operating (loss) income	(811,781)	69,849
Other expense (income):
Interest expense, net of interest capitalized	22,048	15,290
Interest income	(1)	(12)
Other (income) expense, net	(185)	151
Total other expense	21,862	15,429
(Loss) income before provision for income taxes	(833,643)	54,420
Income tax (benefit) expense	(293,969)	19,177
Net (loss) income	$(539,674)	$35,243
(Loss) earnings per share:
Basic	$(8.42)	$0.57
Diluted	$(8.42)	$0.57
Weighted average shares outstanding:
Basic	64,082	61,380
Diluted	64,082	61,547

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net (loss) income	$(539,674)	$35,243
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	100,757	74,775
Impairment of oil and gas properties	798,133	—
Deferred income taxes	(293,969)	18,604
Amortization of deferred loan fees recorded as interest expense	1,020	984
Stock-based compensation expense	2,950	3,358
Loss due to change in fair value of derivative instruments	14,700	15,848
Change in operating assets and liabilities:
Accounts receivable	24,599	(7,625)
Prepaid expenses	(427)	1,956
Other current assets	(714)	(880)
Long-term assets	204	43
Accounts payable and accrued liabilities	34,952	3,264
Royalties and other payables	(34,170)	5,277
Other long-term liabilities	(690)	377
Net cash provided by operating activities	107,671	151,224
Cash flows from investing activities:
Acquisitions of oil and gas assets	—	(79,015)
Additions to oil and gas assets	(176,078)	(268,836)
Disposals of oil and gas assets	558	8
Net cash used in investing activities	(175,520)	(347,843)
Cash flows from financing activities:
Borrowings on Credit Facility	110,000	80,000
Payments on Credit Facility	(270,000)	(20,000)
Proceeds from issuance of common stock	204,415	—
Deferred loan fees	(1,548)	—
Proceeds from stock options exercised	—	61
Purchases of treasury stock	(288)	(2,133)
Excess tax benefit from share-based awards	—	22
Net cash provided by financing activities	42,579	57,950
Net decrease in cash	(25,270)	(138,669)
Cash and cash equivalents, beginning of period	34,397	193,784
Cash and cash equivalents, end of period	$9,127	$55,115

Supplemental disclosures:
Capital expenditures included in Accounts payable and accrued liabilities	$94,340	$206,867
Operating liabilities settled in stock	$6,419	$-

Rosetta Resources Inc.
Summary of Operating Data
(In thousands, except percentages and per unit amounts)

	Three Months Ended March 31,
	2015	2014	% Change Increase/ (Decrease)

Daily production by area (MBoe/d):
Eagle Ford	58.4	49.9	17%
Permian	7.3	4.3	70%
Other	-	0.1	(100%)
Total (MBoe/d)	65.7	54.3	21%

Daily production:
Oil (MBbls/d)	18.3	16.1	14%
NGLs (MBbls/d)	22.3	18.6	20%
Natural Gas (MMcf/d)	150.9	117.6	28%
Total (MBoe/d)	65.7	54.3	21%

Average sales prices:
Oil, excluding derivatives ($/Bbl)	$37.91	$90.62	(58%)
Oil, including realized derivatives ($/Bbl)	64.89	88.59	(27%)
NGL, excluding derivatives ($/Bbl)	12.92	33.11	(61%)
NGL, including realized derivatives ($/Bbl)	17.23	31.38	(45%)
Natural gas, excluding derivatives ($/Mcf)	2.74	4.86	(44%)
Natural gas, including realized derivatives ($/Mcf)	3.41	4.66	(27%)
Total (excluding realized derivatives) ($/Boe)	$21.23	$48.78	(56%)
Total (including realized derivatives) ($/Boe)	$31.75	$47.16	(33%)

Average costs (per Boe):
Direct LOE	$2.80	$3.23	(13%)
Workovers	0.84	0.71	18%
Insurance	0.05	0.06	(17%)
Treating and transportation	4.13	4.23	(2%)
Taxes, other than income	1.47	2.09	(30%)
DD&A	17.03	15.30	11%
G&A, excluding stock-based compensation	3.21	3.31	(3%)
Interest expense	3.73	3.13	19%

Rosetta Resources Inc.
Derivatives Summary
Status as of April 28, 2015

Product	Settlement Period	Derivative Instrument	Notional Daily Volume Bbl	Average Floor/Fixed Prices per Bbl	Average Ceiling Prices per Bbl
Crude oil	2015	Costless Collar	7,778	55.00	84.79
Crude oil	2015	Swap	12,000	89.81
Crude oil	2016	Swap	6,000	90.28

Product	Settlement Period	Derivative Instrument	Notional Daily Volume Bbl	Fixed Prices per Bbl
NGLs	2015	Swap	7,000	31.90

Product	Settlement Period	Derivative Instrument	Notional Daily Volume MMBtu	Average Floor/Fixed Prices per MMBtu	Average Ceiling Prices per MMBtu
Natural gas	2015	Costless Collar	50,000	3.60	5.04
Natural gas	2016	Costless Collar	40,000	3.50	5.58

Natural gas	2015	Swap	50,000	4.13
Natural gas	2016	Swap	30,000	4.04

Rosetta Resources Inc.
Non-GAAP Reconciliation Disclosure - Adjusted Net Income
(In thousands, except per share amounts)

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the three months ended March 31, 2015 and 2014.  Adjusted net income eliminates the unrealized derivative activity from our results for all periods, the impact of ceiling test asset impairments for the three-months ended March 31, 2015, the transaction and financing costs associated with the Company’s Permian Acquisition for the period indicated below, and the reserve for commercial dispute for the period indicated below, along with the related tax effect for all periods. The Company uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace net income (GAAP) but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance. Our method of computing adjusted net income may not be the same method used to compute similar measures reported by other entities.

	Three Months Ended March 31,
	2015	2014
Net (loss) income (GAAP)	$(539,674)	$35,243
Unrealized derivative loss	14,700	15,848
Impairment of oil and gas properties	798,133	-
Reserve for commercial dispute	9,200	-
Permian Acquisition - transaction and financing costs	-	310
Tax benefit (expense)	(291,000)	(5,814)
Adjusted net income (Non-GAAP)	$(8,641)	$45,587

Net income per share (GAAP)
Basic	$(8.42)	$0.57
Diluted	(8.42)	0.57

Adjusted net income per share (Non-GAAP)
Basic	$(0.13)	$0.74
Diluted	(0.13)	0.74

Rosetta Resources Inc.
Non-GAAP Reconciliation Disclosure – Adjusted EBITDA
(In thousands)

The following table reconciles net income (GAAP) to adjusted EBITDA (non-GAAP) for the three-months ended March 31, 2015 and 2014. The Company defines adjusted EBITDA as earnings before interest expense, income taxes and depreciation, depletion and amortization expense and other similar non-cash or non-recurring charges. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net income or cash flows as determined by GAAP. This measure is not intended to replace operating income (GAAP) but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance. Our method of computing adjusted EBITDA may not be the same method used to compute similar measures reported by other entities.

	Three Months Ended March 31,
	2015	2014
Net (loss) income (GAAP)	$(539,674)	$35,243
Interest expense, net of interest capitalized	22,048	15,290
Income tax (benefit) expense	(293,969)	19,177
Other (income) expense, net	(185)	151
Depreciation, depletion and amoritzation	100,757	74,775
Impairment of oil and gas properties	798,133	-
EBITDA (Non-GAAP)	$87,110	$144,636
Unrealized derivative loss	14,700	15,848
Stock-based compensation expense	2,950	3,358
Interest income	(1)	(12)
Adjusted EBITDA (Non-GAAP)	$104,759	$163,830

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities (GAAP)	$107,671	$151,224
Interest expense, net of interest capitalized	22,048	15,290
Amortization of deferred loan fees recorded as interest expense	(1,020)	(984)
Current income tax expense	-	573
Change in operating assets and liabilities	(23,754)	(2,412)
Other cash adjustments	(186)	139
Adjusted EBITDA (Non-GAAP)	$104,759	$163,830

Rosetta Resources Inc.
Summary of Guidance

	2015 Second Quarter			2015 Full-Year

MBoe/d
Average Daily Production	57	-	60	58	-	62

$/Boe
Direct Lease Operating Expense	$3.20	-	$3.30	$3.25	-	$3.50
Workover Expenses	1.10	-	1.15	0.90	-	1.00
Insurance	0.06	-	0.06	0.05	-	0.05
Treating and Transportation	4.20	-	4.40	4.25	-	4.65
Taxes, other than income	1.50	-	1.55	1.55	-	1.70
DD&A	14.50	-	15.00	*15.00	-	*15.50
G&A, excluding Stock-Based Compensation	3.45	-	3.55	3.60	-	3.90
Interest Expense	3.85	-	4.00	4.20	-	4.55

$ Millions
Capital Expenditures, excluding acquisitions	Approximately $55			Approximately $350

*The Company expects to record additional impairments during 2015 as a result of the depressed commodity price environment. Due to uncertainty in the timing and amount of these impairments, the Company anticipates favorable changes to the full-year 2015 DD&A expense guidance range provided.